As filed with the Securities and Exchange Commission on February 8, 2011
Registration No. 333-________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933
IMPERIAL HOLDINGS, INC.
(Exact Name of registrant as specified in its charter)

Florida	30-0663473
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
701 Park of Commerce Boulevard — Suite 301
Boca Raton, Florida 33487
(Address of principal executive offices) (zip code)
Imperial Holdings 2010 Omnibus Incentive Plan
(Full title of the Plan)
Jonathan Neuman
President and Chief Operating Officer
701 Park of Commerce Boulevard — Suite 301
Boca Raton, Florida 33487
(561) 995-4200
(Address, including zip code, and telephone number, including area code, of agent for service)
Copy to:
Michael B. Kirwan, Esq.
Foley & Lardner LLP
One Independent Drive, Suite 1300
Jacksonville, Florida 32202
(904) 359-2000
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑ (Do not check if a smaller reporting company)	Smaller reporting company ☐
Calculation of Registration Fee

Title of each		Proposed	Proposed
class of		Maximum	maximum
securities to be	Amount to be	offering price	aggregate	Amount of
registered	registered(1)	per share(2)	offering price(2)	registration fee(2)
Common Stock, $0.01 par value per share	1,200,000 shares	$ 10.75	$ 12,900,000	$ 1,497.69

(1)	Plus such indeterminate number of additional shares as may become available for sale pursuant to the anti-dilution provisions contained in the Plan.

(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(a) of the Securities Act.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information.*
Item 2. Registrant Information and Employee Plan Annual Information.*

*	The information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and in accordance with the Note to Part I of Form S-8.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3 Incorporation of Documents by Reference.
          Imperial Holdings, Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission:
•	The Registrant’s prospectus contained in the Registrant’s Registration Statement on Form S-1 (Reg. No. 333-168785), which contains the Registrant’s audited financial statements;

•	The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form S-1 (Reg. No. 333-168785), which description is incorporated by reference into the Form 8-A filed with the Securities and Exchange Commission on January 31, 2011, pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any amendment or report filed for the purpose of further updating such description; and
          All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.
Item 4 Description of Securities.
          Not Applicable.
Item 5 Interests of Named Experts and Counsel.
          Not Applicable.

Item 6 Indemnification of Directors and Officers.
          The Registrant’s officers and directors are indemnified under Florida law, their employment agreements and the Registrant’s articles of incorporation and bylaws.
          The Florida Business Corporation Act, under which the Registrant is organized, permits a Florida corporation to indemnify a present or former director or officer of the corporation (and certain other persons serving at the request of the corporation in related capacities) for liabilities, including legal expenses, arising by reason of service in such capacity if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and in any criminal proceeding if such person had no reasonable cause to believe his conduct was unlawful. However, in the case of actions brought by or in the right of the corporation, no indemnification may be made with respect to any matter as to which such director or officer shall have been adjudged liable, except in certain limited circumstances.
          Article 10 of the Registrant’s bylaws provides that the Registrant shall indemnify directors and executive officers to the fullest extent now or hereafter permitted by the Florida Business Corporation Act.
Item 7 Exemption from Registration Claimed.
          Not Applicable.
Item 8 Exhibits.
          The exhibits filed herewith or incorporated herein by reference are set forth in the attached Exhibit Index.
Item 9 Undertakings
          The undersigned hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
          (4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the Articles of Incorporation or Bylaws of the registrant or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by the director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boca Raton, State of Florida, on the 8th day of February, 2011.

IMPERIAL HOLDINGS, INC. (Registrant)
/s/ Antony Mitchell
Antony Mitchell, Chair of the Board and Chief Executive Officer

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Antony Mitchell Antony Mitchell	Chief Executive Officer and Chair of the Board (Principal Executive Officer)	February 8, 2011

/s/ Richard A. O’Connell Richard A. O’Connell	Chief Financial Officer and Chief Credit Officer (Principal Financial Officer)	February 8, 2011

/s/ Jerome A. Parsley Jerome A. Parsley	Director of Finance and Accounting (Principal Accounting Officer)	February 8, 2011

/s/ Jonathan Neuman Jonathan Neuman	President, Chief Operating Officer and Director	February 8, 2011

/s/ David A. Buzen David A. Buzen	Director	February 8, 2011

/s/ Michael A. Crow Michael A. Crow	Director	February 8, 2011

/s/ Walter M. Higgins III Walter M. Higgins III	Director	February 8, 2011

/s/ Robert Rosenberg Robert Rosenberg	Director	February 8, 2011

/s/ A. Penn Hill Wyrough A. Penn Hill Wyrough	Director	February 8, 2011

EXHIBIT INDEX

Exhibit
Number

4.1*	Imperial Holdings 2010 Omnibus Incentive Plan

4.2**	2010 Omnibus Incentive Plan Form of Stock Option Award Agreement

5.1	Legal Opinion of Foley & Lardner LLP

23.1	Consent of Grant Thornton LLP

23.2	Consent of Foley & Lardner LLP (included as part of its opinion to be filed as Exhibit 5.1 hereto)

24	Powers of Attorney (included in signature pages)

*	Incorporated by reference to Exhibit 10.6 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-168785) filed on October 1, 2010.

**	Incorporated by reference to Exhibit 10.7 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-168785) filed on October 1, 2010.